                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*
                                 PLANETOUT INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   727058 10 1
                             -----------------------
                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

CUSIP No. 727058 10 1                 13G                      Page 2 of 5 Pages

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1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only) Not Applicable

Peter Allard
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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a) [ ] Not Applicable
     (b) [ ] Not Applicable
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3.   SEC Use Only

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4.   Citizenship or Place of Organization
                Canadian
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               5.   Sole Voting Power
  NUMBER OF         45,455
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          827,155
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           45,455
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    827,155
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         45,455
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10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable [_]
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11.  Percent of Class Represented by Amount in Row (9)

         0.3%
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12.  Type of Reporting Person (See Instructions)

         IN
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CUSIP No. 727058 10 1            13G                      Page 3 of 5 Pages

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Item 1(a).  Name of Issuer:

  PLANETOUT INC.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

  1355 Sansome St., San Francisco, CA 94111
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Item 2(a).  Name of Person Filing:

  Peter Allard
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

  Seaview, Chancery Lane, Christ Church, Barbados, West Indies
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Item 2(c).  Citizenship:

  Canadian
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Item 2(d).  Title of Class of Securities:

  Common Stock
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Item 2(e).  CUSIP Number:

727058 10 1
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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)       [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [ ] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [ ] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [ ] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [ ] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No. 727058 10 1          13G                      Page 4 of 5 Pages

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 45,455

         (b)      Percent of class: 0.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote 45,455,

                  (ii)     Shared power to vote or to direct the vote 827,155,

                  (iii) Sole power to dispose or to direct the disposition of 45,455,

                  (iv) Shared power to dispose or to direct the disposition of 827,155

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Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable
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Item 8.  Identification and Classification of Members of the Group.

         Not Applicable
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Item 9.  Notice of Dissolution of Group.

         Not Applicable
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Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 727058 10 1             13G                      Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February  14,  2005
                                        ----------------------------------------
                                                        (Date)

                                                  /s/ Peter Allard
                                        ----------------------------------------
                                                      (Signature)

                                                Peter Allard, An Individual
                                        ----------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).